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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                    ---------


                                  SCHEDULE 13G


             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (Amendment No. 1)


                                    AMR Corp.
                                (NAME OF ISSUER)


                                  COMMON STOCK
                         (TITLE OF CLASS OF SECURITIES)


                                    001765106
                                 (CUSIP NUMBER)


     The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.
     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities and Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes.)

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CUSIP NO.                     13G                        PAGE  1  OF    PAGES
001765106


  1  NAME OF REPORTING PERSONS                              Lord, Abbett & Co.
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS             13-5620131
     (entities only)

  2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) __
                                                                (b) __

  3  SEC USE ONLY

  4  CITIZENSHIP OR PLACE OF ORGANIZATION NEW YORK

  NUMBER OF        5  SOLE VOTING POWER            9,979,535
   SHARES
BENEFICIALLY       6  SHARED VOTING POWER          0
  OWNED BY
    EACH           7  SOLE DISPOSITIVE POWER       9,979,535
 REPORTING
PERSON WITH        8  SHARED DISPOSITIVE POWER     0

  9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON                              9,979,535

 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES  __
     CERTAIN SHARES      N/A

 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.26%

 12  TYPE OF REPORTING PERSON
     IA:PN

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ITEM 1.

    (a)    See Front Cover Page
           4333 Amon Carter Boulevard
           Fort Worth, TX 76155

ITEM 2.

    (a)    Lord, Abbett & Co.
    (b)    90 Hudson Street
           Jersey City, NJ 07302

    (c)    New York

    (d)    See Front Cover Page

    (e)    See Front Cover Page

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

    (e) Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940.

ITEM 4.    OWNERSHIP

    (a)    See No. 9
    (b)    See No. 11
    (c)
           (i)     See No. 5
           (ii)    See No. 6
           (iii)   See No. 7
           (iv)    See No. 8

ITEM 5.    OWNER OF FIVE PERCENT OR LESS OF A CLASS

           N/A

ITEM 6.    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

           N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

           N/A

ITEM 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

           N/A

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ITEM 9.    NOTICE OF DISSOLUTION OF GROUP

           N/A

ITEM 10.   CERTIFICATION

           By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                                    SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date       January 26, 2004


Signature  /s/ Paul A. Hilstad
           General Counsel